Exhibit 23.5

[Frost & Sullivan letterhead]

April 19, 2011

China Zenix Auto International Limited

No. 1608, North Circle Road State Highway

Zhangzhou, Fujian Province 363000

People’s Republic of China

Fax: +86 596-2600558

Re: China Zenix Auto International Limited

Dear Sirs,

We understand that China Zenix Auto International Limited plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the reference to our name and to the use of data and other information, including quotations and summaries of data and other information, from our research report “Commercial Vehicle Wheel Market Study” (the “Report”) in the Registration Statement and any amendments thereto, any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings, on the website of China Zenix Auto International Limited and its subsidiaries, in institutional and retail roadshows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully,

FROST & SULLIVAN

By:	/s/ Neil Wang
Name:	Neil Wang
Title:	Managing Director